Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-1 of Giga-tronics Incorporated of our report dated May 30, 2019, with respect to the consolidated balance sheets of Giga-tronics Incorporated and subsidiary as of March 30, 2019 and March 31, 2018, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended March 30, 2019, and the related notes, which report appears in the annual report on Form 10-K of Giga-tronics Incorporated for its fiscal year ended March 30, 2019, and to the reference to us under the heading "Experts" in the prospectus..

/s/ ArmaninoLLP San Ramon, California October 28, 2019